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                                                                   EXHIBIT 10.1


                       AMENDMENT TO AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

                  This Amendment, made and effective on the 21st day of May, 2003, by and between RUSSELL CORPORATION, an Alabama corporation (the "Company"), and JOHN F. WARD (the "Executive").

                                   RECITALS:

                  WHEREAS, the Company and the Executive entered into that certain Amended and Restated Employment Agreement effective April 1, 2001 (the "Agreement"), whereby the Executive's employment as President, Chief Executive Officer and Chairman of the Board of the Company was continued;

                  WHEREAS, the Board of the Company authorized the Company to enter into that certain CEO Change-of-Control Employment Agreement (the "Change-of-Control Employment Agreement") between the Company and Executive, but the Company and Executive have not executed such agreement;

                  WHEREAS, the Company and Executive desire to amend the Agreement as set forth herein to incorporate the material provisions of the unexecuted Change-of-Control Employment Agreement; and

                  WHEREAS, the Company and Executive agree that the Change-of-Control Employment Agreement shall not be executed and that the Agreement as amended herein shall supersede and replace any and all prior understandings or arrangements (whether written or oral) regarding the Change-of-Control Employment Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree that the Agreement shall be amended effective on the date of this Amendment, as follows:

         1. Article 3.1 of the Agreement shall be amended to read as follows:

                  3.1 Term of Employment. The term ("Term") of the Executive's employment under this Agreement shall commence on the Effective Date and shall continue until the earliest to occur of the following dates (the "Termination Date"): (a) March 31, 2006 or if later, the third anniversary of the Change of Control (as defined below); (b) the date of death of the Executive; (c) the Disability Effective Date (as defined in Article 7.1) in the event of "Total Disability" of the Executive (as defined in Article 7.4); (d) the effective date of a termination by the Company, including any termination by the Company for Cause (as defined in and pursuant to Articles 3.2 and 3.5); or (e) the effective date of the Executive's resignation, including but not limited to termination by the Executive for Good Reason (as defined in and pursuant to Articles 3.3 and 3.5).


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         2.       Article 3.2 of the Agreement shall be amended to read as
follows:

                  3.2      Termination for Cause:  Automatic Termination.

                           (a) The Company may terminate Executive's employment for Cause solely in accordance with all of the substantive and procedural provisions of this Article 3.2.

                           (b) For purposes of this Agreement, "Cause" means any one or more of the following:

                                    (i)      Executive's conviction of a felony
                           other than those felonies involving use of an automobile in violation of any vehicle statute and excluding any liability which is based on acts of the Company for which Executive is responsible solely as a result of his office(s) with the Company, provided that (A) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (B) he did not have a reasonable basis to believe that a law was being violated by such acts;

                                    (ii)     Final determination (which for
                           purposes of this paragraph shall mean the exhaustion of all available remedies and appeals by the Executive or the Executive's refusal to pursue such remedies and appeals) in any action the effect of which is to permanently enjoin Executive from fulfilling his duties under the Agreement;

                                    (iii)    Executive's willful or intentional
                           material breach of the Agreement;

                  Provided, however, that for purposes of clauses (i), (ii), and (iii), Cause shall not include any one or more of the following:

                           (A)      bad judgment or negligence;

                           (B) any act or omission believed by Executive in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled);

                           (C) any act or omission with respect to which a determination could properly have been made by the Board that Executive met the applicable standard of conduct for indemnification or reimbursement under the Company's by-laws, any applicable indemnification agreement, or applicable law, in each case in effect at the time of such act or omission; or

                           (D) any act or omission with respect to which the Company gives Executive a Notice of Consideration (as defined below) more than six months


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                  after the earliest date on which any member of the Board, not a party to the act or omission, knew or should have known of such act or omission; and

                  further provided that, if a breach of the Agreement involved an act, or a failure to act, which was done, or omitted to be done, by Executive in good faith and with a reasonable belief that Executive's act, or failure to act, was in the best interests of the Company or was required by applicable law or administrative regulation, such breach shall not constitute Cause if, within thirty (30) days after Executive is given written notice of such breach that specifically refers to this Article, Executive cures such breach to the fullest extent that it is curable.

                           (c) The Company shall strictly observe each of the following procedures in connection with any termination of employment for Cause:

                                    (i)      The issue of determining whether
                           Executive's acts or omissions satisfy the definition of "Cause" herein and, if so, whether to terminate Executive's employment for Cause shall be raised and discussed at a meeting of the Board.

                                    (ii)     Not less than 30 days prior to the
                           date of such meeting the Company shall provide Executive and each member of the Board written notice (a "Notice of Consideration") of (A) a detailed description of the acts or omissions alleged to constitute Cause, (B) the date, time and location of such meeting of the Board, and (C) Executive's rights under clause (iii) below.

                                    (iii)    Executive shall have the
                           opportunity to appear before the Board at such meeting in person and, at Executive's option, with or without legal counsel, and to present to the Board a written and/or oral response to the Notice of Consideration.

                                    (iv)     Executive's employment may be
                           terminated for Cause only if (A) the acts or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause as defined in this Article 3.2, (B) the Board makes a specific determination to such effect and to the effect that Executive's employment should be terminated for Cause and (C) the Company thereafter provides Executive with a Notice of Termination pursuant to
                           Article 3.5 which specifies in specific detail the basis of such termination of employment for Cause and which Notice shall be based upon one or more of the acts or omissions set forth in the Notice of Consideration. The Board's determination specified in clause (B) of the preceding sentence shall require the affirmative vote of at least 75% of the members of the Board.

                           (d) In the event that the Company terminates Executive's employment for Cause upon an Imminent Change Date (as defined below) or on or after a Change of Control (as defined below) and the issue of whether Executive was properly terminated for Cause becomes a disputed issue in any action or proceeding between the Company and Executive, the Company shall,


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                  notwithstanding the determination referenced in clause (iv)
                  of Article 3.2(c), have the burden of establishing by clear and convincing evidence that the actions or omissions specified in the Notice of Termination did in fact occur, do constitute Cause, were the basis for Executive's termination and that the Company has, in each and every respect, satisfied the procedural requirements of Article 3.2(c).

                           (e)      For purposes of this Agreement, the
                  following terms shall have the following meanings:

                                    (i)      "Beneficial Owner" has the meaning
                           specified in Rule 13d-3 of the SEC under the Exchange Act.

                                    (ii)     "Change of Control" means any one
                           or more of the following:

                           (A) any person (as such term is used in Rule 13d-5 of the SEC under the Securities Exchange Act of 1934 ("Exchange Act") or group (as such term is defined in Section 3(a)(9) and 13(d)(3) of the Exchange Act), other than a Subsidiary (as defined below), any employee benefit plan (or any related trust) of the Company or any of its Subsidiaries or any Excluded Person (as defined below), becomes the Beneficial Owner (as defined above) of 20% or more of the common stock of the Company or of Voting Securities (as defined below) representing 20% or more of the combined voting power of the Company (such a person or group, a "20% Owner"), except that (1) no Change of Control shall be deemed to have occurred solely by reason of such beneficial ownership by a corporation with respect to which both more than 70% of the common stock of such corporation and Voting Securities representing more than 70% of the aggregate voting power of such corporation are then owned, directly or indirectly, by the persons who were the direct or indirect owners of the common stock and Voting Securities of the Company immediately before such acquisition in substantially the same proportions as their ownership, immediately before such acquisition, of the common stock and Voting Securities of the Company, as the case may be, and such corporation shall not be deemed a 20% Owner and (2) if any person or group owns 20% or more but less than 30% of the common stock of the Company or of the voting power of the Voting Securities and such person or group has a "No Change of Control Agreement" with the Company (as defined below), no Change of Control shall be deemed to have occurred solely by reason of such ownership for so long as the No Change of Control Agreement remains in effect and such person or group is not in violation of the No Change of Control Agreement; or

                           (B) the Incumbent Directors (as defined below) (determined using the date of this Amendment as the baseline date) cease for any reason to constitute at least two-thirds of the directors of the Company then serving; or

                           (C) approval by the stockholders of the Company of a merger, reorganization, consolidation, or similar transaction, or a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of the Company or a plan of liquidation of the Company (any of the foregoing


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                  transactions, a "Reorganization Transaction") which, based on information included in the proxy and other written materials distributed to the Company's stockholders in connection with the solicitation by the Company of such stockholder approval, is not expected to qualify as an Exempt Reorganization Transaction (as defined below); or

                           (D) the consummation by the Company of a Reorganization Transaction that for any reason fails to qualify as an Exempt Reorganization Transaction as of the date of such consummation, notwithstanding the fact that such Reorganization Transaction was expected to so qualify as of the date of such stockholder approval.

                  A person or group shall be deemed to have a "No Change of Control Agreement" for so long as the person or all members of the group have executed a legal, binding and enforceable agreement with the Company which provides that: (1) such person or group shall be bound by the agreement for the time period of not less than five years from its date of execution; (2) such person or group shall not acquire beneficial ownership or voting control equal to a percentage of the common stock of the Company or the voting power of the Voting Securities which exceeds a percentage specified in the agreement which percentage shall in all events be less than 30%; (3) such person or group may not designate for election as directors a number of directors in excess of 30% of the number of directors on the Board; and (4) such person or group shall vote the common stock of the Company and Voting Securities in all matters in the manner directed by the majority of the Incumbent Directors. If any agreement described in the preceding sentence is violated by such person or group or is amended in a fashion such that it no longer satisfies the requirements of the preceding sentence, such agreement shall, as of the date of such violation or amendment, be treated for purposes hereof as no longer constituting a No Change of Control Agreement.

                  Notwithstanding the occurrence of any of the foregoing events, a Change of Control shall not occur with respect to an Executive if, in advance of such event, the Executive agrees in writing that such event shall not constitute a Change of Control.

                                    (iii)    "Excluded Person" means any Person
                           who, along with such Person's Affiliates and Associates (as such terms are defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act), is the Beneficial Owner of 15% or more of the common stock of the Company or of the Voting Securities of the Company outstanding as of the date of this Amendment, provided that such Person, including such Person's Affiliates and Associates, does not acquire, after the date of this Amendment, additional common stock or Voting Securities of the Company in excess of 1% of the then outstanding common stock or Voting Securities, exclusive of (A) common stock or Voting Securities acquired by such Person and such Person's Affiliates and Associates as a result of stock dividends, stock splits, recapitalizations or similar transactions in which the Company did not receive any consideration for


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                           issuing the shares in question or as a result of
                           repurchases of stock by the Company; (B) common stock or Voting Securities acquired by such Person and such Person's Affiliates and Associates as a result of gifts, devises, bequests and intestate succession; and (C) common stock or Voting Securities acquired by such Person and such Person's Affiliates and Associates as a result of participation by such Person and such Person's Affiliates and Associates in any dividend reinvestment plan, stock option plan or other similar plan or arrangement of the Company.

                                    (iv)     "Exempt Reorganization
                           Transaction" means a Reorganization Transaction which results in the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of the Company immediately before such Reorganization Transaction becoming, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners of both more than 70% of the then-outstanding common stock of the Surviving Corporation and Voting Securities representing more than 70% of the aggregate voting power of the Surviving Corporation, in substantially the same respective proportions as such Persons' ownership of the common stock and Voting Securities of the Company immediately before such Reorganization Transaction.

                                    (v)      "Incumbent Directors" means, as of
                           any specified baseline date, individuals then serving as members of the Board who were members of the Board as of the date immediately preceding such baseline date; provided that any subsequently-appointed or elected member of the Board whose election, or nomination for election by stockholders of the Company or the Surviving Corporation, as applicable, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall also thereafter be considered an Incumbent Director, unless the initial assumption of office of such subsequently-elected or appointed director was in connection with (A) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (B) a "tender offer" (as such term is used in Section 14(d) of the Exchange Act),
                           (C) a proposed Reorganization Transaction, or (D) a request, nomination or suggestion of any Beneficial Owner of Voting Securities representing 15% or more of the aggregate voting power of the Voting Securities of the Company or the Surviving Corporation, as applicable (excluding any Beneficial Owner who is subject to and not in violation of a No Change of Control Agreement both on the date of any such request, nomination or suggestion and on the date of such Director's election or appointment).

                                    (vi)     "Imminent Change Date" means any
                           date on which one or more of the following occurs
                           (A) a presentation to the Company's stockholders generally or any of the Company's directors or executive officers of a proposal or offer which, if consummated, would be a Change


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                           of Control, (B) the public announcement (whether by
                           advertisement, press release, press interview, public statement, Security and Exchange Commission ("SEC") filing or otherwise) of a proposal or offer which if consummated would be a Change of Control, or (C) such proposal or offer remains effective and unrevoked.

                                    (vii)    "Parent Corporation" means a
                           corporation which owns 50% or more of the common stock or Voting Securities of any corporation and any other corporation which owns any corporation which is in an unbroken chain of corporations each of which owns successively in an unbroken chain of corporations which includes the subject corporation.

                                    (viii)   "Person" means any individual,
                           sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

                                    (ix)     "Subsidiary" means with respect to
                           any Person (A) any corporation of which more than 50% of the Voting Securities are at the time, directly or indirectly, owned by such Person and (B) any partnership or limited liability company in which such Person has a direct or indirect interest (whether in the form of voting power, participation in profits or capital contribution) of more than 50%.

                                    (x)      "Surviving Corporation" means the
                           corporation resulting from a Reorganization
                           Transaction and any Parent Corporation of such corporation.

                                    (xi)     "Voting Securities" of a
                           corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation, but not including any other class of securities of such corporation that may have voting power by reason of the occurrence of a contingency which contingency has not occurred.

         3. Article 3.3 of the Agreement shall be amended to read as follows:

                  3.3      Good Reason.

                           (a) During the Term, Executive may terminate his or her employment for Good Reason in accordance with the substantive and procedural provisions of this Article. For purposes of this Agreement, Good Reason means the occurrence of any one or more of the following actions or omissions that, unless otherwise specified, occurs during the Term of the Agreement:

                                    (i)      any failure to pay Executive's
                           Base Salary or annual bonus in violation of Article 4 of the Agreement or any failure to increase Executive's Base Salary to the extent, if any, required by Article 4.1;


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                                    (ii)     any failure by the Company to
                           comply with any provision of Articles 2 (including, but not limited to, failure by the Company or the Company's shareholders to reelect or reappoint Executive as President (unless he has previously voluntarily relinquished such position), Chief Executive Officer and Chairman of the Board), 4, 5, 6, 8, 9 or 10 of the Agreement;

                                    (iii)    any material modification in
                           Executive's position (including offices, titles, reporting requirements or responsibilities), authority, duties or other terms and conditions of Executive's employment;

                                    (iv)     requiring Executive to be based at
                           any office or location other than the Atlanta, Georgia metropolitan area;

                                    (v)      any material breach of the
                           Agreement by the Company;

                                    (vi)     any termination of employment by
                           the Company that purports to be for Cause, but is not in full compliance with all of the substantive and procedural requirements of this Agreement (any such purported termination shall be treated as a termination of employment without Cause for all purposes of this Agreement);

                                    (vii)    the failure at any time of a
                           successor to the Company or a Parent Corporation of a successor to the Company explicitly to assume and agree to be bound by the Agreement; or

                                    (viii)   a termination of employment by
                           Executive for any reason or no reason at any time during the twenty-four month period commencing immediately following the date of a Change of Control.

                           (b) In the event Executive determines there is Good Reason to terminate, Executive shall notify the Company of the events constituting such Good Reason by a Notice of Termination pursuant to Article 3.5. A delay in the delivery of such Notice of Termination or a failure by Executive to include in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive under this Agreement or preclude Executive from asserting such fact or circumstance in enforcing rights under this Agreement; provided, that no act or omission by the Company shall qualify as Good Reason if Executive's termination of employment occurs more than 12 months after Executive first obtains actual knowledge of such act or omission.

                           (c) If the Termination Date occurs on or after a Change of Control and during any portion of the Term, any reasonable determination by Executive that any of the events specified in the definition of Good Reason, has occurred and constitutes Good Reason shall be conclusive and binding for all purposes, unless the Company establishes by clear and convincing evidence that Executive did not have any reasonable basis for such determination.


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                           (d)      In the event that the Company on or after a
                  Change of Control conceals any act or omission by the Company that occurs during the Term and qualifies as Good Reason, any subsequent termination of employment (whether by the Company or by Executive and regardless of the circumstances of such termination) that occurs at any time after such act or omission shall conclusively be deemed to be a termination of employment by Executive for Good Reason, notwithstanding any provision of this Agreement to the contrary.

                           (e)      If Executive has a termination of
                  employment during the Imminent Change Period (as defined below) and a Change of Control occurs within six (6) months of such termination of employment, the provisions of this
                  Article 3.3 and the other provisions of this Agreement shall be applied in the same manner and to the same extent as if the termination of employment had occurred after the date of a Change of Control. During the Imminent Change Period, if Executive terminates his employment for reasons that would constitute Good Reason during the Term, Executive shall terminate in accordance with the procedures set forth in this
                  Article 3.3.

                           (f) "Imminent Change Period" means the period commencing on the Imminent Change Date and ending on the earlier to occur of (i) a Change of Control or (ii) the date the offer or proposal for a Change of Control is no longer effective or has been revoked.

         4. Article 3.5 of the Agreement shall be amended to read as follows:

                  3.5 Notice of Termination. Any termination by the Executive for Good Reason or by the Company for Cause shall be communicated by Notice of Termination to the Company or the Executive, as the case may be. For purposes hereof, a "Notice of Termination" means a written notice given in accordance with Article 26 of the Agreement which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in reasonable detail the specific facts and circumstances claimed to provide a basis for such termination of employment, and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date shall be any later date, not more than 15 days after the giving of such Notice, specified in such notice; provided, however, that if no Notice of Termination is given, the Termination Date shall be the last date on which Executive is employed by the Company.

         5. Article 5 of the Agreement shall be amended by designating the two paragraphs therein as Article 5.1 and adding to Article 5 the following Articles 5.2 and 5.3 to read as follows:

                  5.2 Restricted Stock. In addition to the Base Salary and bonus provided to the Executive pursuant to Article 4, the Board, in its discretion and during the Term, may grant restricted shares of common stock of Russell Corporation to the Executive. If the Executive's employment is terminated by reason of death, Total Disability, by the Company for any reason other than for Cause or by the Executive for Good Reason, all restrictions on such restricted shares and any other restricted stock granted to Executive shall immediately lapse; if the Executive's employment is terminated by the Company for


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         Cause or by the Executive other than for Good Reason, all shares of restricted common stock granted under this Article 5 or otherwise as to which the restrictions have not lapsed as of the Termination Date shall be forfeited to the Company.

                  5.3 Performance Shares. In addition to the Base Salary and bonus provided to the Executive pursuant to Article 4, the Board, in its discretion and during the Term, may grant performance shares to the Executive. If the Executive's employment is terminated by reason of death, Total Disability, by the Company for any reason other than for Cause or by the Executive for Good Reason, the Company shall immediately pay to the Executive with respect to any performance share with respect to which the performance period has not ended as of the date of such termination the award or awards that would be payable to the Executive upon achieving target performance goals.

         6. Article 7 of the Agreement shall be amended to read as follows:

                  7.1 Termination on Total Disability. The Company may only terminate the Executive's employment because of Executive's Total Disability (as defined below) by giving Executive or his legal representative, as applicable, (a) written notice in accordance with
         Article 26 of the Company's intention to terminate Executive's employment pursuant to this Article 7.1 and (b) a Certification (as defined in Article 7.4.) Executive's employment shall terminate effective on the 30th day (the "Disability Effective Date") after Executive's receipt of such notice unless, before the Disability Effective Date, Executive shall have resumed the full-time performance of Executive's duties.

                  7.2 Disability Benefits. If the Company terminates Executive's employment by reason of Executive's Total Disability during the Term, the Company's sole obligation to Executive under Articles 2, 4 and 11 (other than Article 11.1) shall be as follows:

                           (a) to pay Executive, in addition to all vested rights arising from Executive's employment as specified in
                  Article 9, a lump-sum cash amount equal to all Accrued Obligations (as defined in Article 11.2(d)(i)) determined as of the Termination Date,

                           (b) to continue Executive's Base Salary for a period of 180 days following the last day of the Termination Month (as defined in Article 11.1), and

                           (c) if the Termination Date is on or after a Change of Control, to provide Executive disability and other benefits after the Termination Date that are not less than the most favorable of such benefits then available under Executive's Agreement, Plans of the Company to disabled peer executives of the Company or, if more favorable, those such benefits provided by the Company at any time during the 12-month period immediately preceding the date of the Change of Control.

                  7.3 Other Benefits. The rights of the Executive as enumerated under this Article 7 upon any said termination of employment in the event of Total Disability of Executive (which shall be treated as retirement for purposes of all Company Plans and benefits) are in addition to any and all other rights and benefits to which the Executive is


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         entitled (or those in which the Executive is otherwise vested or which the Executive has otherwise earned), under the terms of this Agreement (including but not limited to those rights described in Articles 5,6, 11 and 12), the aforementioned Employment Agreement dated as of March 31, 1998 (which was subsequently amended effective November 1, 1999 and which has a term through and including March 31, 2001), and/or the Amended and Restated Executive Deferred Compensation and Buyout Plan (or its predecessor), which is incorporated herein by reference as set forth in Article 30.

                  7.4 Definition of Total Disability. For purposes of this Agreement, "Total Disability" means any medically determinable physical or mental impairment that has lasted for a continuous period of not less than six (6) months and can be expected to be permanent or of indefinite duration, and that renders Executive unable to perform the duties required under the Agreement. Such determination shall be made by written certification ("Certification") of Executive's Total Disability by a physician jointly selected by the Company and the Executive; provided that if the Company and Executive cannot reach agreement on the physician, the Certification shall be by a panel of physicians consisting of one physician selected by the Company, one physician selected by the Executive and a third physician jointly selected by those two physicians.

         7.       Article 11.2 of the Agreement is amended as follows:

                  A. The first sentence of Article 11.2(a) is amended to read as follows:

                  (a)      In addition to the compensation provided for in
         Article 11.1, in the event prior to a Change of Control (i) the Executive's employment is terminated by the Executive for Good Reason or by the Company for any reason other than for Cause or (ii) the Board declines to renew this Employment Agreement with the Executive at the expiration of the Term hereof and upon terms that are no less favorable to the Executive than those contained in this Agreement, the Executive (or, in the event of his subsequent death, his designated beneficiary) shall receive an amount equal to the sum of (A) and (B), where (A) equals three times the Executive's then current Base Salary and (B) equals three times that Target Bonus for the year in which the effective date of said termination or expiration occurs, which Target Bonus cannot (pursuant to Article 4.2) be less than 70% of the Executive's then Base Salary.

                  B. The first sentence of Article 11.2(b) is amended to read as follows:

                  (b) In the event the Board has not declined to renew this Agreement with the Executive at the expiration of the Term hereof (and upon terms that are no less favorable to the Executive than those contained in this Agreement) but the Executive has nonetheless declined to remain with the Company, the Executive (or in the event of his subsequent death, his designated beneficiary) shall receive (unless there has been a Change of Control and the Executive is entitled to severance under Article 11.2(d)) an amount equal to the Executive's then current Base Salary.

                  C. New Articles 11.2(d) through 11.2(g) are added to the Agreement to read as follows:

                  11.2(d) If, during the Term (or, if applicable, as provided in Article 11.2(e) during the Imminent Change Period), the Company terminates Executive's employment on or after a Change of Control other than for Cause or Total Disability, or if Executive terminates employment on or after a Change of Control for Good Reason, the Company's sole obligations to Executive under Articles 2, 4 and 11 (other than Article 11.1) shall be as follows:

                           (i)      The Company shall pay Executive, in
                  addition to all vested rights arising from Executive's employment as specified in Article 9, a lump-sum cash amount equal to the sum of the following:

                                    (A)      the amount of Executive's Base
                           Salary that is accrued but not yet paid as of the Termination Date (the "Accrued Base Salary");

                                    (B)      the amount of any annual bonus
                           earned by Executive under Article 4.2 of the Agreement but not yet paid with respect to the Company's latest fiscal year ended prior to the Termination Date (the "Accrued Annual Bonus");

                                    (C)      any accrued but unpaid vacation
                           pay, and any other amounts and benefits which are then due to be paid or provided to Executive by the Company, but have not yet been paid or provided (as applicable) (the sum of (A), (B) and (C) shall be collectively referred to in this Agreement as the "Accrued Obligations");

                                    (D)      Executive's Pro-rata Annual Bonus
                           (as defined below) reduced (but not below zero) by the amount of any annual bonus paid to Executive with respect to the Company's fiscal year in which the Termination Date occurs;

                                    (E)      all amounts previously deferred
                           by, or accrued to the benefit of, Executive under any defined contribution Non-Qualified Plans (as defined in Article 31.2), whether vested or unvested, together with any accrued earnings thereon, to the extent that such amounts and earnings have not been previously paid by the Company (whether pursuant to Article 31 or otherwise);

                                    (F)      an amount equal to the number of
                           years in the Severance Period (as defined below) times the sum of (1) Base Salary, (2) the greatest of (I) Target Annual Bonus (as defined below), (II) Historical Bonus (as defined below) or (III) 140% of Executive's Base Salary and (3) Employer Defined Contribution Plan Contribution (as defined below), each determined as of the Termination Date; provided, however, that any reduction in Executive's Base Salary or Target Annual Bonus that would qualify as Good Reason shall be disregarded for purposes of this clause; and

                                    (G)      to the extent not paid pursuant to
                           any other clause of this Article 11.2(d)(i), an amount equal to the sum of the value of the unvested portion of Executive's accounts or accrued benefits under any Non-Qualified Plans or any plan which meets the qualification requirements of Section 401(a) or 403(a) of the Internal Revenue Code (a "Qualified Plan") (other than a defined benefit plan) maintained by the Company as of the Termination Date and forfeited by Executive by reason of the termination of employment.

                  Such lump-sum amount shall be paid no more than thirty (30) days after the Termination Date.

                           (ii) The Company shall pay, in lieu of all previously-accrued benefits under all Non-Qualified Plans that are defined benefit plans, a lump-sum cash amount equal to the positive difference, if any, between:

                                    (A)      the sum of the Lump-Sum Values (as
                           defined below) of each Maximum Annuity (as defined below) that would be payable to Executive under any defined benefit Plan (whether or not qualified under Section 401(a)) if Executive had:

                                             (1)      become fully vested in
                                    all such previously-unvested benefits,

                                             (2)      accrued a number of years
                                    of service (for purposes of determining the amount of such benefits, entitlement to early retirement benefits, and all other purposes of such defined benefit plans) that is a number of years equal to the number of years of service actually accrued (or in the case of the Company's defined benefit retirement plan and its SERP as specified in Article 3.4, each year (or portion thereof) of the Executive's employment with the Company from January 1, 1998 through the Termination Date shall count and serve as two (2) years of employment for the SERP program implemented by the Company in 2000, which program was retroactive to January 1, 1998) by Executive as of the Termination Date increased by the number of years in the Severance Period, and

                                             (3)      received the lump-sum
                                    severance benefits specified in Article
                                    11.2(d)(i)(D) and (F) as covered
                                    compensation in equal monthly installments during the Severance Period,

                  minus

                                    (B)      the sum of (1) the Lump-Sum Values
                           of the Maximum Annuity benefits actually payable to Executive in the future under each defined benefit Plan that is qualified under Section 401(a) of the Code and (2) the aggregate amounts previously paid to Executive pursuant to Article 31.2.

                  Such lump-sum amount shall be paid no more than 30 days after a Termination Date.

                           (iii) The Company shall pay all reasonable fees and costs charged by the outplacement firm selected by Executive to provide outplacement services to Executive or, at the election of Executive, shall pay to Executive within thirty (30) business days of its receipt of notice of Executive's election an amount equal to the reasonable fees and expenses such outplacement firm would charge.

                           (iv) Until a number of years subsequent to the Termination Date equal to the length of the Severance Period or such later date as any plan may specify, the Company shall continue to provide to Executive and Executive's family welfare benefits (including medical, prescription, dental, disability, salary continuance, individual life, group life, accidental death and travel accident insurance plans and programs but excluding those benefits which are provided after the Executive's Termination Date pursuant to Article 6 of the Agreement) which are at least as favorable as the most favorable Plans of the Company applicable to other peer executives and their families as of the Termination Date, but which are in no event less favorable than the most favorable Plans of the Company applicable to other peer executives and their families during the 12-month period immediately before the date of the Change of Control. The cost of such welfare benefits to Executive shall not exceed the cost of such benefits to Executive immediately before the Termination Date or, if less, the date of the Change of Control. Executive's rights under this paragraph shall be in addition to, and not in lieu of, any post-termination continuation coverage or conversion rights Executive may have pursuant to applicable law, including continuation coverage required by Section 4980 of the Code. Notwithstanding any of the above, the welfare benefits provided under this paragraph shall be secondary to any similar welfare benefits provided by Executive's subsequent employer.

                           (v) During the Severance Period, the Company shall provide Executive with the office, office privileges and rights, assistance and all other rights set forth in
                  Article 8.

                  11.2(e) If during the Imminent Change Period:

                           (i)      the Company terminates Executive's
                  employment other than for Cause or Total Disability, or if Executive terminates employment for Good Reason, and

                           (ii) a Change of Control occurs within six (6) months of Executive's Termination Date,

                  Executive shall receive the benefits provided in Article 11.2(d), (rather than in Article 11.2(a)), as if such termination of employment occurred as of the date of the Change of Control reduced by any similar benefits actually paid to Executive on or after the termination of employment pursuant to Article 11.2(a).

                  11.2(f) If, on or after a Change of Control, Executive's employment is terminated by reason of Executive's death during the Term, the Company's sole obligations to Executive under Articles 2, 4 and 11 (other than Article 11.1) shall be as follows:

                           (i) to pay Executive's estate or Beneficiary, in addition to all vested rights arising from Executive's employment as specified in Article 9, a lump-sum cash amount equal to all Accrued Obligations; and

                           (ii)     to provide Executive's estate or
                  Beneficiary survivor and other benefits that are not less than the most favorable survivor and other benefits then available under Plans of the Company to the estates or the surviving families of peer executives of the Company or, if more favorable, those such benefits provided by the Company at any time during the 12-month period immediately preceding the date of the Change of Control.

                  11.2(g). For purposes of this Agreement, the terms specified below shall have the following meanings:

                  (i) "Employer Defined Contribution Plan Contribution" means the product of (A) the maximum amount stated as a percentage of Executive's Base Salary paid within the three-year period immediately preceding the date of the Change of Control by the Company for any 12-month period to or for the benefit of Executive as an employer contribution under the Company's Non-Qualified Plans and Qualified Plans which are defined contribution plans on behalf of Executive, multiplied by (B) Executive's Base Salary as of the Termination Date or, if greater, during the 12-month period immediately preceding the date of the Change of Control.

                  (ii) "Historical Bonus" means a percentage of the Executive's current Base Salary multiplied by the highest percentage of Base Salary from time to time in effect represented by the Executive's highest annual bonus on a percentage basis over the three-year period immediately preceding the date of the Change of Control.

                  (iii) "Lump Sum Value" of an annuity payable pursuant to a defined benefit plan means, as of a specified date, the present value of such annuity, as determined, as of such date, under generally accepted actuarial principles using (A) the applicable interest rate, mortality tables and other methods and assumptions that the Pension Benefit Guaranty Corporation ("PBGC") would use in determining the value of an immediate annuity of a terminated plan on the Termination Date or (B) if such interest rate and mortality assumptions are no longer published by the PBGC, interest rate and mortality assumptions determined in a manner as similar as practicable to the manner by which the PBGC's interest rate and mortality assumptions were determined immediately prior to the PBGC's cessation of publication of such assumptions.

                  (iv) "Maximum Annuity" means, in respect of a defined benefit plan (whether or not qualified under Section 401 (a) of the Code), an annuity computed in whatever manner permitted under such plan (including frequency of annuity payments, attained age upon commencement of annuity payments, and nature of surviving spouse benefits, if any) that yields the greatest Lump Sum Value.

                  (v) "Pro-rata Annual Bonus" means, in respect of the Company's fiscal year during which the date of the Change of Control (in the case of a Pro-rata Annual Bonus payable pursuant to Article
         31.3 hereof) or the Termination Date (in the case of a Pro-rata Annual Bonus payable pursuant to Article 11 hereof), as applicable, occurs, an amount equal to the product of the greater of Executive's Historical Bonus or Executive's Target Annual Bonus (determined as of the date of the Change of Control or Termination Date, as applicable) multiplied by a fraction, the numerator of which equals the number of days from and including the first day of such fiscal year through and including the date of the Change of Control or the Termination Date, as applicable, and the denominator of which equals 365.

                  (vi) "Severance Period" means a period equal to three years.

                  (vii) "Target Annual Bonus" as of a certain date means the amount equal to the product of Base Salary determined as of such date multiplied by the percentage of such Base Salary to which Executive would have been entitled immediately prior to such date under Executive's Agreement and any applicable bonus plan for the annual performance period for which the annual bonus is awarded if the performance goals established pursuant to such bonus plan were achieved at the 100% level as of the end of the annual performance period.

         8. Article 13.3 of the Agreement shall be amended by adding the following at the end of Article 13.3 to read as follows:

                  The foregoing provisions of this Article 13.3 shall not apply on or after a termination of employment which occurs within three years after a Change of Control; provided that during the period beginning on such Termination Date and ending on the first anniversary of the Termination Date, Executive shall not, directly or indirectly:

                           (a) encourage any employee or agent of the Company to terminate his or her relationship with the Company;

                           (b) solicit the employment or engagement as a consultant or adviser, of any employee or agent of the Company, or cause or encourage any Person to do any of the foregoing;

                           (c) establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company; or

                           (d) interfere with the relationship of the Company with, or endeavor to entice away from the Company, any Person who or which at any time during the period commencing one year prior to the Termination Date was or is a material customer or material supplier of, or maintained a material business relationship with, the Company.

         9. Article 14 of the Agreement shall be amended to read as follows:

         ARTICLE 14. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  14.1     Gross-up for Certain Taxes.

                           (a) If it is determined (by the reasonable computation of the Company's independent auditors, which determinations shall be certified to by such auditors and set forth in a written certificate ("Company Certificate") delivered to the Executive) that any benefit received or deemed received by the Executive from the Company pursuant to this Agreement or otherwise (collectively, the "Potential Parachute Payments") is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, "Excise Taxes"), then the Company shall, immediately after such determination, pay the Executive an amount (the "Gross-up Payment") equal to the product of

                                    (i)      the amount of such excise Taxes

                  multiplied by

                                    (ii)     the Gross-up Multiple (as defined
                           in Article 14.4).

                  The Gross-up Payment is intended to compensate the Executive for the Excise Taxes and any federal, state, local or other income or excise taxes or other taxes payable by the Executive with respect to the Gross-up Payment. For all purposes of this Article 14, Executive shall be deemed to be subject to the highest effective marginal rate of Taxes.

                           The Executive or the Company may at any time request
                 the preparation and delivery to the Executive of a Company Certificate. The Company shall, in addition to complying with
                 Article 14.2, cause all determinations and certifications under the Article to be made as soon as reasonably possible and in adequate time to permit the Executive to prepare and file the Executive's individual tax returns on a timely basis.

                  14.2     Determination by the Executive.

                           (a) If the Company shall fail to deliver a Company Certificate to the Executive (and to pay to the Executive the amount of the Gross-up Payment, if any) within 14 days after receipt from the Executive of a written request for a Company Certificate, or if at any time following receipt of a Company Certificate the Executive disputes the amount of the Gross-up Payment set forth therein, the Executive may elect to demand the payment of the amount which the Executive, in accordance with an opinion of counsel to the Executive ("Executive Counsel Opinion") (as defined in
                  Article 14.5, below), determines to be the Gross-up Payment. Any such demand by the Executive shall be made by delivery to the Company of a written notice which specifies the Gross-up Payment determined by the Executive and an Executive Counsel Opinion regarding such Gross-up Payment (such written notice and opinion collectively, the "Executive's Gross-Up

                  Determination"). Within 14 days after delivery of the Executive's Determination to the Company, the Company shall either (1) pay the Executive the Gross-up Payment set forth in the Executive's Gross-up Determination (less the portion of such amount, if any, previously paid to the Executive by the Company) or (2) deliver to the Executive a Company Certificate specifying the Gross-up Payment determined by the Company's independent auditors, together with an opinion of the Company's counsel ("Company Counsel Opinion" (as defined in Article 14.5, below)), and pay the Executive the Gross-up Payment specified in such Company Certificate. If for any reason the Company fails to comply with clause (2) of the preceding sentence, the Gross-up Payment specified in the Executive's Gross-up Determination shall be final, binding and controlling for all purposes.

                           (b) If the Executive does not make a request for, and the Company does not deliver to the Executive, a Company Certificate, the Company shall be deemed to have determined that no Gross-up Payment is due; provided that the absence of such request by Executive or the Company Certificate by the Company shall not preclude Executive from making such request at any future date.

                  14.3 Additional Gross-up Amounts. If, despite the initial conclusion of the Company and/or the Executive that certain Payments are either not subject to Excise Taxes or not to be counted in determining whether other Payments are subject to Excise Taxes (any such item, a "Non-Parachute Item"), it is later determined (pursuant to the subsequently-enacted provisions of the Code, final regulations or published rulings of the IRS, final judgment of a court of competent jurisdiction or the Company's independent auditors that any of the Non-Parachute Items are subject to Excise Taxes, or are to be counted in determining whether any Payments are subject to Excise Taxes, with the result that the amount of Excise Taxes payable by the Executive is greater or the amount of the Excise Taxes due are greater for any other reason than the amount determined by the Company or the Executive pursuant to Article 14.1 or 14.2, as applicable, then the Company shall pay the Executive an amount (which shall also be deemed a Gross-up Payment) equal to the product of

                           (a) the sum of (1) such additional Excise Taxes and (2) any interest, fines, penalties, expenses or other costs incurred by the Executive as a result of having taken a position in accordance with a determination made pursuant to
                  Article 14.1

                  multiplied by

                           (b)      the Gross-up Multiple.

                  14.4. Gross-up Multiple. The Gross-up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the effective marginal rates of all federal, state, local and other income and other taxes and any Excise Taxes applicable to the Gross-up Payment; provided that, if such sum exceeds 0.8, it shall be deemed equal to 0.8 for purposes of this computation. (If different effective marginal rates of tax are applicable to various portions of a Gross-up Payment, the weighted average of such rates shall be used.)

                  14.5 Opinion of Counsel. "Executive Counsel Opinion" means a legal opinion of nationally recognized executive compensation counsel that there is a reasonable basis to support a conclusion that the Gross-up Payment determined by the Executive has been calculated in accord with this Article and applicable law. "Company Counsel Opinion" means a legal opinion of nationally recognized executive compensation counsel that (a) there is a reasonable basis to support a conclusion that the Gross-up Payment set forth in the Company Certificate of Company's independent auditors has been calculated in accord with this Article and applicable law, and (b) there is no reasonable basis for the calculation of the Gross-up Payment determined by the Executive.

                  14.6 Amount Increased or Contested. The Executive shall notify the Company in writing of any claim by the IRS or other taxing authority that, if successful, would require the payment by the Company of a Gross-up Payment. Such notice shall include the nature of such claim and the date on which such claim is due to be paid. The Executive shall give such notice as soon as practicable, but no later than 10 business days, after the Executive first obtains actual knowledge of such claim; provided, however, that any failure to give or delay in giving such notice shall affect the Company's obligations under this Article only if and to the extent that such failure results in actual prejudice to the Company. The Executive shall not pay such claim less than 30 days after the Executive gives such notice to the Company (or, if sooner, the date on which payment of such claim is due). If the Company notifies the Executive in writing before the expiration of such period that it desires to contest such claim, the Executive shall:

                           (a) give the Company any information that it reasonably requests relating to such claim,

                           (b)      take such action in connection with
                  contesting such claim as the Company reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (c) cooperate with the Company in good faith to contest such claim, and

                           (d) permit the Company to participate in any proceedings relating to such claim;

         provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing, the Company shall control all proceedings in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify the Executive, on an after-tax basis, for any Excise Tax or Taxes, including related interest or penalties, imposed with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of Taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable. The Executive shall in Executive's discretion be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.

                  14.7 Refunds. If, after the receipt by the Executive of an amount paid or advanced by the Company pursuant to Article 14.1,
         14.3 and/or 14.6, the Executive becomes entitled to receive any refund with respect to such claim or amount, the Executive shall (subject to the Company's complying with the requirements of Article 14.6) promptly pay the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount paid or advanced by the Company pursuant to Article 14.1, 14.3 and/or 14.6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such determination before the earlier of (a) the expiration of 30 days after such determination or (b) the date such determination becomes final and non-appealable, then such advance shall be forgiven and shall not be required to be repaid. Any contest of a denial of refund shall be controlled by Article 14.6.

10.      Article 15 of the Agreement shall be amended to read as follows:

                  15.1 Professional Fees. The Company shall be responsible for paying all professional fees (including but not limited to attorneys fees and related costs) incurred by the Executive in connection with his employment with the Company in an amount not to exceed $100,000, without approval of the Company; provided, however, that (a) any such fees charged on behalf of the Executive in conjunction with or related to any negotiation of this Agreement or any subsequent or related agreement(s) (or any amendment(s) thereto) shall also be the responsibility of the Company but shall count against said $100,000 amount and (b) any such professional fees of the Executive which the Company would otherwise pay pursuant to its policies and practices as to senior executives shall remain the responsibility of the Company but shall not count against said $100,000 amount.

                  15.2 Additional Professional Fees-Prior to Change. In the event that prior to a Change of Control the Executive incurs any professional fees (including but not limited to attorneys fees and related costs) in protecting or enforcing his rights under this Agreement or under any employee benefit plans or programs sponsored by the Company in which the Executive is a participant, the Company shall reimburse the Executive for such reasonable professional fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses.

                  15.3 Additional Professional Fees On Or After Change. If Executive incurs legal fees or other expenses (including expert witness and accounting fees) on or after the date of a Change of Control or the Imminent Change Date, in an effort to interpret this Agreement or to secure, preserve, establish entitlement to, or obtain benefits under this Agreement (including the fees and other expenses of Executive's legal counsel in connection with the delivery of an Executive Counsel Opinion), the Company shall, regardless of the outcome of such effort, reimburse Executive on a current basis (in accordance with this Article 15.3 for such fees and expenses, and shall also pay Executive an additional payment such that, after payment of all Taxes and Excise Taxes on such amount, there remains a balance sufficient to pay all such fees and other expenses.

                           (a) Reimbursement of legal fees and expenses and gross-up payments shall be made monthly within ten (10) days after Executive's written submission of a request for reimbursement together with evidence that such fees and expenses were incurred.

                           (b) If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by the Company hereunder, and the Company establishes before a court of competent jurisdiction, by clear and convincing evidence, that Executive had no reasonable basis for his claim hereunder, or for his response to the Company's claim hereunder, or acted in bad faith, no further reimbursement for legal fees and expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously reimbursed hereunder with respect to such claim.

                           (c) If there is a dispute between the Executive and the Company as to Executive's rights to reimbursement of legal or other fees and expenses under this Agreement or the amount of such reimbursement, any amount of reimbursement requested by Executive and accompanied by a legal opinion of a nationally recognized executive compensation counsel that such amount should be paid under the Agreement shall be final, binding and controlling on the Company unless and to the extent the Company establishes otherwise by clear and convincing evidence.

                           (d) If the Company does not pay any amount due to Executive under this Agreement within five business days after such amount first became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

                  15.4. Interest. If the Company does not pay any amount due to Executive under this Agreement within five business days after such amount first became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

         11. Article 30 of the Agreement shall be amended by adding the following sentence to the end of Article 30 to read as follows.

                  This Agreement (including the Amended and Restated Executive Deferred Compensation and Buyout Plan) also supercedes and replaces any and all prior understandings or arrangements (whether written or oral) regarding the Change-of-Control Employment Agreement.

         12. A new Article 31 shall be added to the Agreement to read as follows:

         ARTICLE 31. ADDITIONAL OBLIGATIONS UPON A CHANGE OF CONTROL.

                  31.2 Unfunded Deferred Compensation. Upon a Change of Control, Executive shall become fully vested in all benefits previously accrued under any deferred compensation Plan (including any supplemental executive retirement Plan that is a Non-Qualified Plan ("SERP")) that is not qualified under Section 401(a) of the Code (a "Non-Qualified Plan"). Within thirty (30) business days after the date of the Change of Control, the Company shall pay to Executive a lump-sum cash amount equal to:

                           (a) the sum of the Lump-Sum Values of all Maximum Annuities that are payable pursuant to all defined benefit Non-Qualified Plans, plus

                           (b) the sum of Executive's account balances under all defined contribution Non-Qualified Plans;

         provided, however, that if, at any time prior to the date of the Change of Control, Executive delivers to the Company an irrevocable election to waive Executive's right to receive the payments described in this Article 31.2 (an "Irrevocable Election"), then (i) Executive shall not receive the payments described in this Article 31.2, (ii) Executive's account balances under each defined contribution Non-Qualified Plan shall continue to be credited with investment earnings in accordance with the terms of such Non-Qualified Plan during Executive's period of employment following the date of the Change of Control, and (iii) at the earlier of (x) the date(s) provided in each such Non-Qualified Plan and (y) 30 days after Executive's Termination Date, the Company shall pay, or cause to be paid, to Executive a lump-sum cash payment equal to the sum of the Lump-Sum Value(s) of all Maximum Annuities that are payable pursuant to all defined benefit Non-Qualified Plans and the sum of Executive's account balances under all defined contribution Non-Qualified Plans.

                  31.3 Pro-Rata Annual Bonus. Within thirty (30) days after the date of the Change of Control, the Company shall pay Executive a lump-sum cash payment equal to the Pro-Rata Annual Bonus determined as of the date of the Change of Control.

                  31.4 Equity Incentives. Upon a Change of Control, Executive shall become fully vested in and may thereafter exercise in whole or in part all outstanding stock options, stock appreciation rights, or similar awards and (ii) shall become fully vested in and receive an immediate transfer of all shares of restricted stock, deferred stock and similar awards.

                  31.5 Performance Shares. If a Change of Control occurs during any performance period relating to a grant of performance shares, the Company shall upon the Change of Control pay to the Executive with respect to each performance share with respect to which the performance period has not ended as of the date of the Change of Control the award that would be payable to the Executive upon achieving maximum performance goals.

         13. A new Article 32 shall be added to the Agreement to read as follows:

         ARTICLE 32. MISCELLANEOUS PROVISIONS.

                  32.1 No Set-Off or Mitigation. Executive's right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and not subject to set-off, counterclaim or legal or equitable defense. Time is of the essence in the performance by the Company of its obligations under this Agreement. Any claim which the Company may have against Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by Executive to enforce any rights against the Company under this Agreement. Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment or self-employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to Executive as the result of Executive's employment by another employer or self-employment.

                  32.2 No Deference. Unless otherwise expressly provided in this Agreement, no determination pursuant to, or interpretation of, this Agreement made by the board of directors (or any committee thereof) of the Company or any Successor Corporation following a Change of Control or Imminent Change Date shall be entitled to any presumptive validity or other deference in connection with any judicial or administrative proceeding relating to or arising under this Agreement. Prior to a Change of Control or Imminent Change Date, no inference as to deference should be drawn from this provision.

                  32.3 Waiver of Certain Other Rights. To the extent that payments are made to Executive pursuant to Article 11(d)(i), Executive hereby waives the right to receive severance payments or severance benefits under any other severance Plan, agreement or Policy of the Company. To the extent that payments are made to Executive as required by Article 11(d)(ii), Executive hereby waives the right to receive payments or benefits under any Non-Qualified Plan of the Company that have been accrued as of the Termination Date.

                  32.4     Other Rights. Except as expressly provided in
         Article 32.3, this Agreement shall not prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other Plans provided by the Company and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as Executive may have under any other agreements with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any Plan and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such Plan or applicable law except as expressly modified by this Agreement.

                  32.5 Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or any Parent Corporation of any successor (whether direct or indirect) by purchase, merger, consolidation or otherwise to all or substantially all of the business assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any successor to the business or assets of the Company which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with the Company under this Agreement as if such successor were the Company.

                  32.6 No Waiver. Executive's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

         14. For purposes of this Agreement, the terms specified below shall have the following meanings:

                  A. "Plan" means plans, programs or Policies of the Company.

                  B. "Policies" means policies, practices or procedures of the Company.

                  C. "Taxes" means federal, state, local or other income or other taxes.

         15. Except as specifically provided herein, this Amendment shall not be interpreted to amend or modify the Agreement in any way and the Company and the Executive hereby ratify and affirm all provisions of the Agreement as of the date hereof.

                  IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.


RUSSELL CORPORATION                             EXECUTIVE


By: /s/ Robert D. Martin                        /s/ John F. Ward
   ----------------------------                 -------------------------------
Its:  Senior Vice President                     JOHN F. WARD


                                                WITNESS:

Attest: /s/ Floyd G. Hoffman                    /s/ Joyce I. Knox
       ------------------------                 -------------------------------
        Secretary